Exhibit  4.11

                                 PROMISSORY NOTE

FACE  AMOUNT                                     $240,000
PRICE                                            $200,000
INTEREST  RATE                                   12%  per  annum
NOTE  NUMBER                                     October-2004-101
ISSUANCE  DATE                                   October  27,  2004
MATURITY  DATE                                   December  27,  2004

     FOR  VALUE  RECEIVED, FTS Group, a Nevada corporation (the "Company"), (OTC
BB: FLIP) hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (the "Holder") by December 27 , 2004, (the "Maturity Date"), or earlier, the Amount of Two Hundred and Forty Thousand Dollars ($240,000) U.S., plus accrued interest, payable on the dates below, ("Interest Payment Date") at 12% per annum, compounded daily, in such amounts, at such times and on such terms and conditions as are specified herein.

Article  1     Interest  Payment  Date

     The Company shall pay interest in the amount of one thousand dollars ($2,400.00) on November 27, 2004 and monthly thereafter. Payment is due on the and 27th calendar date of each month until such time as the Note is paid off, if any outstanding balance is due at time of first payment.

Article  2     Method  of  Payment

     This Note must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall of pay the interest on this Note in United States dollars pursuant to Article 1 hereof.
The Company must wire transfer funds for the payment of interest or any other payment due to the Holder of this Note to the Holder's bank.

Article  3     Balloon  Payment  Date

The Company will make a payment toward the Note in the amount of $240,000 plus interest on the Maturity DateUpon the Maturity Date, any unpaid monies, whether principle or interest, are due in full to the Holder. Any unpaid amounts outstanding after Maturity shall be considered a breach of this Agreement, and Holder reserves the right to exercise options under Article 8.

Section  3.1  Prepayment

The Company may make additional payments ("Prepayment") without any penalties. After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of any financing received by the Company is in excess of $50,000 ("Threshold Amount"). The Company agrees to pay 50% (fifty percent) of any proceeds raised by the Company over the Threshold Amount (unless otherwise agreed upon by Dutchess in writing) toward the Prepayment of the Note with Interest until the Amount is paid in full. The Prepayments shall be made to the Holder upon the Company's receipt of the financing. Failure to do so will result in an event of default.

Article  4        Collateral

The Company does hereby agree to issue 20 Put Notices executed by the appropriate officer of the Company, to the Holder before Closing. The Company gives their full consent for each Put to be executed in the full amount applicable under the terms of the Investment Agreement and shall do so at each time allowed under the Investment Agreement, until such time as the Note is paid in full.

Article  5        Unpaid  Amounts

In the event that on the Maturity Date, any amounts on the Note or interest remain, the Company shall be in Default, and as such, the Holder may elect to take actions as outlined in Article 8.

Article  6     Mergers

     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Note and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article  7        Registration

     The Company agrees not to file any registration statement (including those on Form S-8) without the prior written approval of the Holder. In the event the Company does file a registration statement without the express written consent of the Holder, it shall be deemed an Event of Default, and the Holder may elect to take actions under Article 8.


Article  8     Defaults  and  Remedies

Section 8.1 Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Note within two (2) business days of the applicable Interest Payment Date , Balloon Payment or Maturity Date, as applicable, in violation of the Threshold amount upon redemption or fails to adhere to the aforementioned Articles of this Agreement in which the Holder may elect to deem an Event of Default, (b) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; (c) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board for in excess of three (3) consecutive trading days or (d) the registration statement for the underlying shares in the Investment Agreement with Dutchess Private Equities Fund, LP does not remain effective for any reason. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     In any Event of Default, the Holder may elect to charge the Company a penalty of ten percent (10%) of the Face Amount of the Debenture for each Event of Default and for every fifteen (15) calendar days that Event of Default remains uncured.

In the Event of Default the Holder shall also have the right to switch the Residual Amount to a 3 Year ("Convertible Maturity Date"), 10% interest bearing Convertible Debenture at the same terms and conditions as the Form of Debenture between the Company and Dutchess Private Equities Fund, LP dated February-2003-101. At such time of default, the Convertible Debenture shall be considered closed ("Convertible Closing Date") The Company shall file a registration statement covering an amount of shares equal to 300% of the Residual Amount payable in stock within 10 business days and cause such registration statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within 60 calendar days. In the event the Company does not file such registration statement within five business days, or such registration statement is not declared by the Commission to be effective under the Securities Act within such 60 business days, the Residual Amount shall increase by $1,000 per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, it agrees that it shall cause such registration statement to be declared by effective as soon as reasonably practicable. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by $1,000 per day commencing on the earliest date as of which such registration statement could have been declared to be effective.

Article  7  Additional  Financing

     The company will not enter into any security that is convertible into common stock at a discount to market price. Any other financing completed by the Company, while any outstanding balances are due on this Note or any other Notes with Dutchess Private Equities Fund, (collectively "Dutchess Notes"), shall be subordinate to the Dutchess Notes.


Article  8     No  Assignment

     This  Note  shall  not  be  assignable.

Article  9     Rules  of  Construction.

     In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Note.

Article  10     Governing  Law
     The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Massachusetts.

Article  11     Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article  12      Conditions  to  Closing

1) The Company shall have delivered the proper Collateral to the Holder before Closing.

Article  13       Indemnification

     In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of the Note hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of their shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES'), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or based on illegal or alleged illegal trading of the Shares by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article  14      Investor  Shares

     The Company shall deliver 250,000 shares of common stock to the holder as an inducement to entering into the financing. These shares shall carry piggyback registration rights.

Article  15     Legal

     The Company shall pay $10,000 directly from Closing for preparation of the documents.

Article  16     Senior  Obligation

     The Company shall cause this Note and all other existing Notes and Debentures with the Holder ("Holder's Debt") to be senior in right of payment to all other Indebtedness of the Company.


IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

                         FTS  GROUP,  INC.

                         By:  /s/  Scott  D.  Gallagher
                         Name:       Scott  D.  Gallagher
                         Title:      President  and  Chief  Executive  Officer

                         DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                         CAPITAL  MANAGEMENT,  LLC

                         By:  /s/  Douglas  H.  Leighton
                         Name:  Douglas  H.  Leighton
                         Title:  A  Managing  Member